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                                                                Exhibit 5(a)


February 3, 1994


Enron Corp.
1400 Smith Street
Houston, Texas   77002

Ladies and Gentlemen:

                 I am Senior Vice President and General Counsel of Enron Corp., a Delaware corporation (the "Company"), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-3 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering by the Selling Stockholder (as defined in the Registration Statement) of up to 955,640 outstanding shares of the Company's Common Stock, par value $.10 per share (the "Common Stock").

                 In this connection, I have examined the corporate records of the Company, including its Restated Certificate of Incorporation, as amended, its Bylaws and minutes of meetings of its directors. I have also examined the Registration Statement, together with the exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinion contained herein.

                 Based upon the foregoing, I am of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

                 I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption "Validity of Securities". In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,



JAMES V. DERRICK, JR.
Senior Vice President and General Counsel